EXHIBIT 8.1

PETER J. WITHOFF

pwithoff@faegre.com

612.766.7518

October 29, 2007

SunFuels, Inc.

1400 W. 122nd Ave. Suite 110

Westminster, CO 80234

Re:	Registration Statement on Form S-4 – Merger of SunFuels, Inc. into Ocean Merger Sub, Inc., a Wholly Owned Subsidiary of M-Wave, Inc.

Ladies and Gentlemen:

SunFuels, Inc., a Colorado corporation (the “Company”), has requested our opinion as to certain Federal income tax aspects of a transaction pursuant to which Ocean Merger Sub, Inc., a Delaware corporation (“Merger Sub”), a wholly owned subsidiary of M-Wave, Inc., a Delaware corporation (“Parent”), will be merged into the Company (the “SunFuels Merger”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 26, 2007, and as amended on June 27, 2007, September 20, 2007, and October 26, 2007, by and among Parent, Merger Sub, the Company and Blue Sun Biodiesel LLC, a Colorado limited liability company (“Blue Sun”).

The Merger Agreement provides that the unitholders of Blue Sun (other than the Company) will have the opportunity to elect to contribute their Blue Sun units to the Parent in exchange for Parent common stock (the “Blue Sun Contribution”) immediately prior to the Blue Sun Merger (as defined below). Immediately following the SunFuels Merger and the Blue Sun Contribution, the Merger Agreement provides for Blue Sun to be merged with and into the Company (the “Blue Sun Merger” and, together with the SunFuels Merger and the Blue Sun Contribution, the “Merger Transaction”).

We have acted as special tax counsel to the Company and Blue Sun in connection with the Merger Transaction. In this regard, we have examined and participated in the preparation of the section entitled “Material U.S. Federal Income Tax Consequences” of the Parent Registration Statement on Form S-4 (the “Registration Statement”).

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SunFuels, Inc.

October 29, 2007

For purposes of issuing this opinion, we have examined copies of the following documents:

(a)	the Merger Agreement;

(b)	the First Amendment to Agreement and Plan of Merger, executed as of June 27, 2007, by and between the Company, the Parent, the Merger Sub, and Blue Sun;

(c)	the Second Amendment to Agreement and Plan of Merger, executed as of September 20, 2007, by and between the Company, the Parent, the Merger Sub, and Blue Sun; and

(d)	the Third Amendment to Agreement and Plan of Merger, executed as of October 26, 2007, by and between the Company, the Parent, the Merger Sub and Blue Sun.

Items (a) through (d) above collectively are referred to herein as the “Transaction Documents.”

As counsel, we also examined such other certificates, documents and records, and have made such examinations of law, as we have deemed necessary to enable us to render the opinions expressed below.

In giving the opinions below, we have assumed with your consent:

(i)	the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies;

(ii)	that each party to the Transaction Documents has the power and authority, or in the case of individuals, the capacity, to execute and deliver and to perform and observe the provisions of each Transaction Document, and has duly authorized, executed and delivered each Transaction Document, and that each Transaction Document constitutes the legal, valid and binding obligations of each such party;

(iii)	that there are no oral or written modifications of, or amendments to, any Transaction Document, and there has been no waiver of any of the provisions of any Transaction Document by action or conduct of the parties or otherwise;

(iv)	that all public records reviewed are accurate and complete; and

(v)	that each party has received all documents it was to receive under the Transaction Documents; that each of the Transaction Documents is an obligation binding upon the parties thereto; and that there are no extrinsic agreements or understandings among the parties to the Transaction Documents that would modify or interpret the terms of the Transaction Documents or the respective rights or obligations of the parties thereunder.

SunFuels, Inc.

October 29, 2007

For purposes of this opinion, we have assumed that each party has taken any and all necessary action to execute and deliver each of the Transaction Documents to which it is a party, and we are assuming that the representations and warranties made by each party in the Transaction Documents and pursuant thereto are true and correct. We are also assuming that (i) the Merger Transaction will occur as contemplated in the Registration Statement and (ii) that the unitholders of Blue Sun (other than the Company) will elect to contribute their Blue Sun units to the Parent as provided by the Merger Agreement.

Our opinion is limited in all respects to U.S. Federal income tax law. No opinion is expressed herein with respect to the tax laws of any state, local, or foreign jurisdiction.

For purposes of rendering this opinion, we have examined such Federal income tax statutes, Treasury regulations, public tax rulings, legislative history and judicial interpretations thereof as we have deemed necessary or appropriate, all of which authority is subject to change at any time, possibly with retroactive effect. This opinion represents our best legal judgment on the matters discussed herein and is not binding on the Internal Revenue Service or any court.

Based upon the foregoing, we are of the opinion that:

1. The SunFuels Merger should constitute an exchange to which Section 351 of the Code applies or as a reorganization within the meaning of Section 368(a) of the Code, or both.

2. Although the matter is not free from doubt, the Blue Sun Contribution, taken together with the SunFuels Merger, should constitute an exchange to which Section 351 of the Code applies.

3. The section of the Registration Statement entitled “Material United States Federal Income Tax Consequences of the Merger Transaction” accurately sets forth our opinion as to the tax consequences of the Merger Transaction to the holders of SunFuels common stock, SunFuels Series A Convertible Preferred Stock, or Blue Sun units.

SunFuels, Inc.

October 29, 2007

This opinion is rendered as of the date first written above solely for your benefit in connection with the Merger Transaction, and we hereby consent to its inclusion as an exhibit to the Registration Statement. Subject to the foregoing, this opinion may not be delivered to, quoted or relied upon by any person other than you, or for any other purpose, without our prior written consent. Our opinion is expressly limited to the matters set forth above and we render no opinion, by implication or otherwise, as to any other matters relating to the Company. We assume no obligation to advise of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

Very truly yours, FAEGRE & BENSON LLP

By:	/s/ Peter J. Withoff
Peter J. Withoff